Exhibit 23.2

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Soton Holdings Group, Inc. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated October 26, 2010 on the balance sheet of Soton Holdings Group, Inc. as at September 30, 2010, and the related statements of operations, stockholders' equity, and cash flows for the period from June 9, 2010 (date of inception) through September 30, 2010.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

Aurora, Colorado January 25, 2011	RONALD R. CHADWICK, P.C.
Ronald R. Chadwick, P.C.

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